Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

STATE STREET CORPORATION

and

INVESTORS FINANCIAL SERVICES CORP.

DATED AS OF FEBRUARY 4, 2007

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	1
1.2	Effective Time	2
1.3	Effects of the Merger	2
1.4	Conversion of Investors Financial Common Stock	2
1.5	Stock Options and Other Stock-Based Awards	3
1.6	Certificate of Incorporation of State Street	5
1.7	Bylaws of State Street	5
1.8	Tax Consequences	5

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1	Exchange Agent	6
2.2	Deposit of Merger Consideration	6
2.3	Delivery of Merger Consideration	6
2.4	Withholding Rights	9

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF Investors Financial

3.1	Corporate Organization	10
3.2	Capitalization	11
3.3	Authority; No Violation	12
3.4	Consents and Approvals	13
3.5	Reports; Regulatory Matters	14
3.6	Financial Statements	15
3.7	Broker’s Fees	17
3.8	Absence of Certain Changes or Events	17
3.9	Legal Proceedings	18
3.10	Taxes and Tax Returns	18
3.11	Employee Matters	19
3.12	Compliance with Applicable Law	22
3.13	Certain Contracts	23
3.14	Key Customers and Suppliers	24
3.15	Risk Management Instruments	25
3.16	Investment Securities	25
3.17	Custody Business	25
3.18	Property	27
3.19	Intellectual Property	27

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3.20	Environmental Liability	28
3.21	State Takeover Laws	28
3.22	Reorganization; Approvals	28
3.23	Opinion	29
3.24	Investors Financial Information	29

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF State Street

4.1	Corporate Organization	30
4.2	Capitalization	30
4.3	Authority; No Violation	31
4.4	Consents and Approvals	31
4.5	Reports; Regulatory Matters	32
4.6	Financial Statements	33
4.7	Broker’s Fees	35
4.8	Absence of Certain Changes or Events	35
4.9	Legal Proceedings	35
4.10	Taxes and Tax Returns	35
4.11	Compliance with Applicable Law	35
4.12	Risk Management Instruments	36
4.13	Reorganization; Approvals	36
4.14	State Street Information	36
4.15	Investment Securities	36

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	37
5.2	Investors Financial Forbearances	37
5.3	State Street Forbearances	41

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	41
6.2	Access to Information	43
6.3	Stockholder Approval	43
6.4	Affiliates	44
6.5	NYSE Listing	44
6.6	Employee Matters	44
6.7	Indemnification; Directors’ and Officers’ Insurance	46
6.8	Additional Agreements	47
6.9	Advice of Changes	47
6.10	Exemption from Liability Under Section 16(b)	47

6.11	No Solicitation	47
6.12	Dividends	50
6.13	Transfer Taxes	50
6.14	Tax Treatment	50
6.15	Dividend Reinvestment Plan	50

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation To Effect the Merger	51
7.2	Conditions to Obligations of State Street	51
7.3	Conditions to Obligations of Investors Financial	52

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	53
8.2	Effect of Termination	54
8.3	Fees and Expenses	54
8.4	Termination Fee	54
8.5	Amendment	55
8.6	Extension; Waiver	55

ARTICLE IX

GENERAL PROVISIONS

9.1	Closing	55
9.2	Standard	56
9.3	Nonsurvival of Representations, Warranties and Agreements	56
9.4	Notices	56
9.5	Interpretation	57
9.6	Counterparts	57
9.7	Entire Agreement	57
9.8	Governing Law; Jurisdiction	58
9.9	Publicity	58
9.10	Assignment; Third Party Beneficiaries	58
9.11	Specific Performance	59

Exhibit A – Form of Affiliate Letter

INDEX OF DEFINED TERMS

Section

affiliate	3.13(a)
Adjusted Restricted Shares	1.5(b)
Agreement	Preamble
Alternative Proposal	6.10(a)
Alternative Transaction	6.10(a)
Articles of Merger	1.2
BHC Act	3.1(b)
Certificate	1.4(d)
Certificate of Merger	1.2
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.1(f)
Covered Employees	6.5(a)
Custody Agreements	3.17(a)
Derivative Transactions	3.14(a)
DGCL	1.1(a)
DPC Common Shares	1.4(b)
Effective Time	1.2
ERISA	3.11(a)
Exchange Act	3.5(c)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(c)
FDIC	3.1(d)
Federal Reserve Board	3.4
Form S-4	3.4
GAAP	3.1(c)
Good Reason	1.5(b)
Governmental Entity	2.3(d)
HSR Act	3.4
Indemnified Parties	6.6(a)
Injunction	7.1(e)
Insurance Amount	6.6(c)
Intellectual Property	3.19
Investment Company Act	3.17(c)
Investors Financial	Preamble
Investors Financial Benefit Plans	3.11(a)
Investors Financial By-laws	3.1(b)
Investors Financial Capitalization Date	3.2(a)
Investors Financial Certificate	3.1(b)

Investors Financial Class A Stock	3.2(a)
Investors Financial Common Stock	1.4(b)
Investors Financial Contract	3.13(a)
Investors Financial Disclosure Schedule	Art. III
Investors Financial Options	1.5(a)
Investors Financial Preferred Stock	3.2(a)
Investors Financial Regulatory Agreement	3.5(b)
Investors Financial Restricted Shares	1.5(b)
Investors Financial SEC Reports	3.5(c)
Investors Financial Stock Plans	1.5(a)
Investors Financial Subsidiary	3.1(c)
IRS	3.10(a)
Key Customer	3.14(a)
Key Supplier	3.14(a)
Leased Properties	3.18
Letter of Transmittal	2.3(a)
Liens	3.2(b)
Material Adverse Effect	3.8(a)
MBCA	1.1(a)
Merger	Recitals
Merger Consideration	1.4(c)
NASD	3.4
NYSE	1.5(a)
Owned Properties	3.18
State Street	Preamble
State Street Articles	4.1(a)
State Street By-laws	4.1(a)
State Street Capitalization Date	4.2(a)
State Street Closing Price	1.5(a)
State Street Common Stock	1.4(a)
State Street Disclosure Schedule	Art. IV
State Street Preferred Stock	4.2(a)
State Street Regulatory Agreement	4.5(b)
State Street SEC Reports	4.5(c)
State Street Stock Plans	4.2(a)
State Street Subsidiary	3.1(c)
Permitted Encumbrances	3.18
person	2.3(d)
Policies, Practices and Procedures	3.16(b)
Proxy Statement	3.4
Pre-Termination Takeover Proposal Event	8.4(c)
Real Property	3.18
Regulatory Agencies	3.5(a)
Requisite Regulatory Approvals	7.1(d)
Sarbanes-Oxley Act	3.6(d)
SEC	3.4

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Securities Act	3.2(a)
Specified Parachute Payments	3.11(h)
SRO	3.4
Subsidiary	3.1(c)
Superior Proposal	6.10(a)
Surviving Corporation	Recitals
Takeover Statutes	3.21
Tax(es)	3.10(b)
Tax Return	3.10(c)
Transfer Taxes	6.13
Trust Account Common Shares	1.4(b)
Voting Debt	3.2(a)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 4, 2007 (this “Agreement”), by and between Investors Financial Services Corp., a Delaware corporation (“Investors Financial”), and State Street Corporation, a Massachusetts corporation (“State Street”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Investors Financial and State Street have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which Investors Financial will, on the terms and subject to the conditions set forth in this Agreement, merge with and into State Street (the “Merger”), so that State Street is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.  (a)  Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Massachusetts Business Corporation Act (the “MBCA”), at the Effective Time Investors Financial shall merge with and into State Street.  State Street shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Massachusetts.  As of the Effective Time, the separate corporate existence of Investors Financial shall cease.

(a)           State Street may at any time change the method of effecting the combination (including by providing for the merger of Investors Financial and a direct, wholly owned subsidiary of State Street) if and to the extent requested by State Street and consented to by Investors Financial (such consent not to be unreasonably withheld or delayed); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of Investors

Financial’s stockholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2           Effective Time.  The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware and the articles of merger (the “Articles of Merger”) that shall be filed with the Secretary of State of the Commonwealth of Massachusetts on the Closing Date.  The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger and the Articles of Merger.

1.3           Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the MBCA.

1.4           Conversion of Investors Financial Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of State Street, Investors Financial or the holder of any of the following securities:

(a)           Each share of common stock, par value $1.00 per share, of State Street, the “State Street Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)           All shares of common stock, par value $0.01 per share, of Investors Financial (the “Investors Financial Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned by Investors Financial or State Street (other than shares of Investors Financial Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Investors Financial Common Stock held, directly or indirectly, by Investors Financial or State Street in respect of a debt previously contracted (any such shares “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of State Street or other consideration shall be delivered in exchange therefor.

(c)           Subject to Section 1.4(e), each share of Investors Financial Common Stock, except for shares of Investors Financial Common Stock owned by Investors Financial or State Street (other than Trust Account Common Shares or DPC Common Shares), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.906 (the “Exchange Ratio”) shares of State Street Common Stock (the “Merger Consideration”).

(d)           All of the shares of Investors Financial Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Investors Financial Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of Investors Financial Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and

Section 2.3(g), as well as any dividends to which holders of Investors Financial Common Stock become entitled in accordance with Section 2.3(c).

(e)           If, between the date of this Agreement and the Effective Time, the outstanding shares of State Street Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration.

1.5           Stock Options and Other Stock-Based Awards.  (a)  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Investors Financial Common Stock granted to employees or directors of Investors Financial or any of its Subsidiaries under the Amended and Restated 1995 Stock Plan, the Amended and Restated 1995 Non-Employee Director Stock Option Plan or the 2005 Equity Incentive Plan or the other stock plans set forth on Section 1.5 of the Investors Financial Disclosure Schedule (collectively, the “Investors Financial Stock Plans”), regardless of whether or not vested (collectively, the “Investors Financial Options”), that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Investors Financial Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the product of (i) the excess, if any, of (A) the product of (1) the Exchange Ratio and (2) the average, rounded to the nearest one ten thousandth of a US dollar, of the closing sale prices of State Street Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time (the “State Street Closing Price”) over (B) the exercise price per share of Investors Financial Common Stock subject to such Investors Financial Option multiplied by (ii) the number of shares of Investors Financial Common Stock subject to such Investors Financial Option immediately prior to the Effective Time; provided that all amounts payable pursuant to this Section 1.5(a) shall be paid as soon as reasonably practicable following the Effective Time, without interest, and State Street shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax law.

(b)           As of the Effective Time, each restricted share of Investors Financial Common Stock granted to any employee or director of Investors Financial or any of its Subsidiaries under a Investors Financial Stock Plan (collectively, the “Investors Financial Restricted Shares”), that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into the right to receive the Merger Consideration, on the same terms as other shareholders as set forth in Article II but subject to the vesting schedule described in the next sentence; provided, however, that, State Street shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax law.  The shares of State Street Common Stock payable to each holder of Investors Financial Restricted Shares pursuant to this Section 1.5(b) (“Adjusted Restricted Shares”) shall vest on the same dates and in the same proportions as the corresponding Investors Financial Restricted Shares would have vested under the vesting schedule in effect immediately prior to the date hereof, provided that each holder’s Adjusted Restricted Shares shall instead vest in three equal annual installments on each of the first three anniversaries of the applicable date of grant to the extent such vesting schedule would result in the earlier vesting of such Adjusted Restricted Shares; and provided, further, that each holder’s Adjusted Restricted Shares shall immediately vest in full upon a termination of such holder’s employment by State Street without Cause or upon such holder’s resignation for Good Reason.

“Cause” means, with respect to any person, the occurrence of any one of the following:

(i) such person is convicted of, or pleads guilty or nolo contendere to, (A) a misdemeanor involving moral turpitude or that involves misappropriation of the assets of State Street or a State Street Subsidiary or (B) a felony;

(ii) such person commits one or more acts or omissions constituting willful misconduct that have a materially detrimental effect on State Street or a State Street Subsidiary;

(iii) such person continually and willfuly fails, for at least 14 days following written notice from State Street, to perform substantially such person’s employment duties (other than as a result of incapacity due to physical or mental illness); or

(iv) such person commits a violation of any of State Street’s material policies that is materially detrimental to the best interests of State Street.

“Good Reason” means, with respect to any person, the occurrence of either one of the following:

(i)            such person’s annual base salary is reduced; or

(ii)           such person’s principle location of employment is relocated by more than 35 miles.

(c)          With respect to the Investors Financial 2007 Employee Stock Purchase Plan (the “ESPP”), (i) participants may not increase their payroll deductions from those in effect on the date of this Agreement, (ii) no Payment Periods (as defined in the ESPP) shall be commenced after the date of this Agreement, (iii) the Payment Period that is in effect on the date of this Agreement (the “Current Payment Period”) shall continue in accordance with the terms of the ESPP, and the shares of Investors Financial Common Stock purchased by participants on the last day of the Current Payment Period (the “Payment Period Last Day”) shall be converted into the right to receive the Merger Consideration in accordance with Section 1.4(c) (provided that State Street may direct Investors Financial to pay to each participant in the ESPP, on the Payment Period Last Day, in lieu of the shares of Investors Financial Common Stock otherwise purchasable by such participant on the Payment Period Last Day, a cash payment equal to the product of (A) the excess, if any, of (1) the fair market value (as determined pursuant to the ESPP) per share of Investors Financial Common Stock on the Payment Period Last Day over (2) the Option Price (as defined in the ESPP) for the Current Payment Period (the “Current Payment Period Option Price”) and (B) the number of whole shares of Investors Financial Common Stock purchasable pursuant to such participant’s option for the Current Payment Period at the Current Payment Period Option Price with such participant’s accumulated payroll deductions for the

Current Payment Period) and (iv) the ESPP shall terminate immediately following the Payment Period Last Day; provided that, notwithstanding the foregoing, if the Closing occurs prior to the Payment Period Last Day, each participant’s option then outstanding under the ESPP shall, effective at the Effective Time, be, at State Street’s discretion, either (I) automatically exercised by applying the payroll deductions of such participant accumulated as of the Effective Time for the Current Payment Period to the purchase of a number of whole shares of Investors Financial Common Stock at the Current Payment Period Option Price (determined assuming the Closing Date were the Payment Period Last Day), which number of shares shall be canceled and converted into the right to receive the Merger Consideration in accordance with Section 1.4(c) or (II) canceled in exchange for a cash payment equal to the product of (x) the excess, if any, of (1) the product of the Exchange Ratio and the State Street Closing Price over (2) the Current Payment Period Option Price (determined assuming the Closing Date were the Payment Period Last Day) and (y) the number of whole shares of Investors Financial Common Stock purchasable pursuant to such participant’s option for the Current Payment Period at the Current Payment Period Option Price (determined assuming the Closing Date were the Payment Period Last Day) with such participant’s payroll deductions accumulated for the Current Payment Period as of the Effective Time.  The ESPP shall terminate immediately following the earlier of the Payment Period Last Day or the Closing Date (the “ESPP Termination Date”).  All determinations of the number of shares of Investors Financial Common Stock purchasable pursuant to this Section 1.5(c) shall be subject to the ESPP’s limitations on maximum numbers of shares purchasable and fractional shares.  Any excess payroll deductions not used to purchase shares or determine payment amounts pursuant to this Section 1.5(c) as a result of ESPP share limitations or fractional share limitations shall be distributed to the applicable participant immediately following the ESPP Termination Date, without interest.

(d)          Investors Financial and State Street agree that prior to the Effective Time, Investors Financial shall take all actions reasonably necessary, if and to the extent necessary and practicable, to reflect the transactions contemplated by this Section 1.5 and to preclude any automatic or formulaic grant of options, restricted shares or other awards on or after the date hereof.

1.6           Articles of Organization of State Street.  At the Effective Time, the State Street Articles shall be the articles of organization of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.7           Bylaws of State Street.  At the Effective Time, the State Street Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8           Tax Consequences.   It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1           Exchange Agent.  Prior to the Effective Time State Street shall appoint a bank or trust company selected by State Street and reasonably acceptable to Investors Financial, or State Street’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2           Deposit of Merger Consideration.  At or prior to the Effective Time, State Street shall deposit, or shall cause to be deposited, with the Exchange Agent (i) certificates or, at State Street’s option, evidence of shares in book entry form, representing the number of shares of State Street Common Stock sufficient to deliver, and State Street shall instruct the Exchange Agent to timely deliver, the aggregate Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(g)) (collectively, the “Exchange Fund”) and State Street shall instruct the Exchange Agent to timely pay such cash in lieu of fractional shares, in accordance with this Agreement.

2.3           Delivery of Merger Consideration.  (a)  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Investors Financial Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of State Street Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of State Street Common Stock to be issued or paid in consideration therefor in accordance with Section 2.3(g) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)           Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Investors Financial Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of State Street Common Stock to be issued or paid in consideration therefor in respect of the shares of Investors Financial Common Stock represented by its Certificate or Certificates, and such Certificate or Certificates so surrendered shall forthwith be cancelled.  Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of State Street Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.  Until such time as a certificate or evidence of shares in book entry form, as the case may be, representing State Street Common Stock is issued to or at the direction of the holder of a surrendered Certificate, such State Street Common Stock shall be deemed not outstanding and shall not be entitled to vote on any matter.

(c)           No dividends or other distributions with respect to State Street Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of State Street Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of State Street Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of State Street Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the State Street Common Stock issuable with respect to such Certificate.

(d)           In the event of a transfer of ownership of a Certificate representing Investors Financial Common Stock that is not registered in the stock transfer records of Investors Financial, the proper amount of cash and/or shares of State Street Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Investors Financial Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of State Street that the Tax has been paid or is not applicable.

“person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Entity or other entity.

“Governmental Entity” means any government or court of competent jurisdiction, tribunal, arbitrator, judicial body, administrative or regulatory agency, authority, commission or board or other governmental department, bureau, branch, agency, authority or instrumentality or any non-governmental self regulatory agency or other authority or any other banking or insurance authorities, whether supranational, national, federal, state, provincial, local or municipal or whether domestic or foreign.

(e)           The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Investors Financial Common Stock shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Investors Financial Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or distributions that (i) were declared in accordance with the terms of this Agreement by Investors Financial on the shares of Investors Financial Common Stock (and that have a record date) after the date of this Agreement but prior to the Effective Time or (ii) were declared by Investors Financial on the shares of Investors Financial Common Stock prior to the date of this Agreement and, in each case, which remain unpaid at the Effective

Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Investors Financial Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any certificates formerly representing shares of Investors Financial Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f)            After the Effective Time, there shall be no transfers on the stock transfer books of Investors Financial of the shares of Investors Financial Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Investors Financial Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of State Street Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(g)           Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of State Street Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to State Street Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of State Street.  In lieu of the issuance of any such fractional share, State Street shall pay to each former stockholder of Investors Financial who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the State Street Closing Price, by (ii) the fraction of a share (after taking into account all shares of Investors Financial Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of State Street Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(h)           Any portion of the Exchange Fund that remains unclaimed by the stockholders of Investors Financial as of the first anniversary of the Effective Time may, to the extent permitted by applicable law, be paid to State Street.  In such event, any former stockholders of Investors Financial who have not theretofore complied with this Article II shall thereafter look only to State Street with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the State Street Common Stock deliverable in respect of each share of Investors Financial Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of State Street, Investors Financial, the Exchange Agent or any other person shall be liable to any former holder of shares of Investors Financial Common Stock for any shares of State Street Common Stock or amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.  If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration or any dividends or distributions with respect to State Street Common Stock as contemplated by Section 2.3(c) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i)            In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by State Street or the Exchange Agent, the posting by such person of a bond in such amount as State Street may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.4           Withholding Rights.  The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, State Street) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of State Street Common Stock otherwise payable pursuant to this Agreement to any holder of Investors Financial Common Stock such amounts as the Exchange Agent or State Street, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or State Street, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Investors Financial Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or State Street, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF Investors Financial

Except as disclosed in (i) the Investors Financial SEC Reports filed prior to the date hereof (excluding any risk factor disclosure contained in such Investors Financial SEC Reports under the heading “Risk Factors,” “Forward Looking Statements” or any similar sections and any disclosure of risks that are predictive or forward looking in nature) and reasonably apparent that such disclosure is relevant to one or more representations or warranties contained in Article III, or (ii) the disclosure schedule (the “Investors Financial Disclosure Schedule”) delivered by Investors Financial to State Street prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Investors Financial’s covenants contained herein, provided, however, that disclosure in any Section of such Investors Financial Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided further that, notwithstanding anything in this Agreement to the contrary, (A) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (B) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.8) on Investors Financial), Investors Financial hereby represents and warrants to State Street as follows:

3.1           Corporate Organization.  (a)  Investors Financial is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Investors Financial has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)           Investors Financial is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and meets the applicable requirements for qualification as such.  True, complete and correct copies of the Certificate of Incorporation of Investors Financial, as amended (the “Investors Financial Certificate”), and the Amended and Restated By-laws of Investors Financial (the “Investors Financial By-laws”), as in effect as of the date of this Agreement, have previously been made available to State Street.

(c)           Each of Investors Financial’s Subsidiaries (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.  The articles of incorporation, by-laws and similar governing documents of each Investors Financial Subsidiary, copies of which have previously been made available to State Street, are true, complete and correct copies of such documents as of the date of this Agreement.  As used in this Agreement, the word “Subsidiary”, when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Investors Financial Subsidiary” and “State Street Subsidiary” shall mean any direct or indirect Subsidiary of Investors Financial or State Street, respectively.

(d)           The deposit accounts of Investors Bank & Trust Company are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Investors Bank & Trust Company is the only Investors Financial Subsidiary that is a depositary institution.

(e)           The minute books of Investors Financial and Investors Bank & Trust Company were previously made available to State Street and contain true, complete and correct records of all meetings and other corporate actions held or taken since January 1, 2003 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

3.2           Capitalization.  (a)  The authorized capital stock of Investors Financial consists of (i) 175,000,000 shares of Investors Financial Common Stock, of which, as of January 31, 2007 (the “Investors Financial Capitalization Date”), 65,986,040 shares were issued and outstanding, which includes 282,225 Investors Financial Restricted Shares outstanding as of the Investors Financial Capitalization Date, and (ii) 650,000 shares of Class A Common Stock, par value $0.01 per share (“Investors Financial Class A Stock”) and 1,000,000 shares of preferred stock, par value $0.01 per share (“Investors Financial Preferred Stock”).  As of the Investors Financial Capitalization Date, no shares of Investors Financial Class A Stock and Investors Financial Preferred Stock were issued and outstanding.  As of the Investors Financial Capitalization Date, no shares of Investors Financial Common Stock, Investors Financial Class A Stock or Investors Financial Preferred Stock were reserved for issuance except for shares of Investors Financial Common Stock reserved for issuance in connection with stock options under the Investors Financial Stock Plans.  As of the Investors Financial Capitalization Date, stock options under the Investors Financial Stock Plans to purchase 6,436,822 shares of Investors Financial Common Stock were outstanding and such stock options had a weighted average exercise price of $33.29.  All of the issued and outstanding shares of Investors Financial Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Investors Financial may vote (“Voting Debt”) are issued or outstanding.  As of the date of this Agreement, except pursuant to this Agreement, including with respect to the Investors Financial Stock Plans as set forth herein, neither Investors Financial nor any Investors Financial Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible, exchangeable or exercisable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments, arrangements or undertakings of any character calling for the purchase or issuance of, or the payment of any amount or other economic benefit based on, any shares of Investors Financial Common Stock, Investors Financial Class A Stock, Investors Financial Preferred Stock, Voting Debt or any other voting securities or equity interests of Investors Financial or any Investors Financial Subsidiary or any securities representing the right to purchase or otherwise receive any shares of Investors Financial Common Stock, Investors Financial Class A Stock, Investors Financial Preferred Stock, Voting Debt or other voting securities or equity securities of Investors Financial or any Investors Financial Subsidiary.  As of the date of this Agreement, there are no contractual obligations of Investors Financial or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Investors Financial or any equity security of Investors Financial or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Investors Financial or its Subsidiaries or (ii) pursuant to which Investors Financial or any of its Subsidiaries is or could be required to register shares of Investors Financial capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).  Investors Financial has provided State Street with a true, complete and correct list of the aggregate number of shares of Investors Financial Common Stock issuable upon the exercise of each stock option granted under the Investors Financial Stock Plans that was outstanding as of the Investors Financial Capitalization Date and the aggregate weighted average exercise price for the Investors Financial Options.  Investors Financial has provided State Street with a true, complete and correct list of the aggregate number of Investors Financial Restricted

Shares that were outstanding as of the Investors Financial Capitalization Date.  Other than Investors Financial Options and Investors Financial Restricted Shares outstanding as of the Investors Financial Capitalization Date, no other equity-based awards are outstanding as of the Investors Financial Capitalization Date.  Since the Investors Financial Capitalization Date through the date hereof, Investors Financial has not (A) issued or repurchased any shares of Investors Financial Common Stock, Investors Financial Class A Stock, Investors Financial Preferred Stock, Voting Debt or other equity securities of Investors Financial other than the issuance of shares of Investors Financial Common Stock in connection with the exercise of stock options to purchase Investors Financial Common Stock granted under the Investors Financial Stock Plans that were outstanding on the Investors Financial Capitalization Date or (B) issued or awarded any options, restricted shares or any other equity-based awards under any of the Investors Financial Stock Plans or otherwise.

(b)           Except for any director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Investors Financial are owned by Investors Financial, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights.  No Investors Financial Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3           Authority; No Violation.  (a)  Investors Financial has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Investors Financial of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Investors Financial.  On or prior to the date hereof, and subject to Section 6.3, the Board of Directors of Investors Financial has determined that the Merger, on the terms and conditions set forth in this Agreement, is fair to, advisable and in the best interests of Investors Financial and its stockholders and has directed that the Merger, on the terms and conditions set forth in this Agreement, be submitted to Investors Financial’s stockholders for consideration and adoption at a duly held meeting of such stockholders and, except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Investors Financial Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Investors Financial are necessary to approve and adopt this Agreement or to consummate the transactions contemplated hereby.  The Board of Directors of Investors Financial has recommended that the stockholders of Investors Financial adopt this Agreement.  This Agreement has been duly and validly executed and delivered by Investors Financial and (assuming due authorization, execution and delivery by State Street) constitutes the valid and binding obligation of Investors Financial, enforceable against Investors Financial in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).  The actions described in this paragraph as taken by the Board of Directors of Investors Financial have not been subsequently rescinded, modified or withdrawn in any way.

(b)           Neither the execution, delivery and performance of this Agreement nor the consummation by Investors Financial of the transactions contemplated, nor compliance by Investors Financial with any of the terms or provisions of this Agreement, will (i) violate any provision of the Investors Financial Certificate or the Investors Financial By-laws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, other law, rule, regulation, judgment, order, writ, decree or Injunction applicable to Investors Financial, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, or result in increased, additional, accelerated or guaranteed rights or entitlement of any person under, or result in the creation of any Lien upon any of the respective properties or assets of Investors Financial or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Investors Financial or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4           Consents and Approvals.  Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of, or consent to, such applications and notices, (ii) such applications, filings and consents as may be required under banking laws of the Commonwealth of Massachusetts, including those with or by the Massachusetts Board of Bank Incorporation and the Massachusetts Commissioner of Banks, (iii) the filing of any required applications, filings or notices with any foreign Governmental Entity and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meeting of Investors Financial’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCA, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable industry self-regulatory organization (“SRO”) and the rules of the National Association of Securities Dealers (“NASD”), (vii) compliance with, and any filings or notices under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of State Street Common Stock pursuant to this Agreement and approval of listing of such State Street Common Stock on the NYSE, no consents, approvals, licenses, permits, orders or authorizations of, or filings, registrations or declarations with, or notice to, any Governmental Entity are necessary in connection with the consummation by Investors Financial of the Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Investors Financial of this Agreement.

3.5           Reports; Regulatory Matters.  (a)  Investors Financial and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any other state banking or other state regulatory authority, including the Massachusetts Board of Bank Incorporation and the Massachusetts Commissioner of Banks, (iv) the SEC, (v) any foreign regulatory authority and (vi) any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or country, or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Investors Financial and its Subsidiaries (and which resulted in no material deficiencies or issues being identified by the applicable Regulatory Agency or Governmental Entity), no Regulatory Agency or Governmental Entity has initiated since January 1, 2005 or has pending any proceeding, enforcement action or, to the knowledge of Investors Financial, investigation into the business, disclosures, operations, policies or procedures of Investors Financial or any of its Subsidiaries.  Since January 1, 2005, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Investors Financial, investigation into the business, disclosures, operations, policies or procedures of Investors Financial or any of its Subsidiaries.  There is no unresolved violation, criticism, comment or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Investors Financial or any of its Subsidiaries.  Since January 1, 2005, there has been no formal or, with respect to the Federal Reserve Board, FDIC, the SEC, the NASD and state banking regulators only, informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, disclosures, policies or procedures of Investors Financial or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Investors Financial’s ordinary course of business which resulted in no material deficiencies or issues being identified by the applicable Regulatory Agency or Governmental Entity).

(b)           Neither Investors Financial nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2005 a recipient of any supervisory letter from, or since January 1, 2005 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application to similarly situated companies in the financial services industries in which the parties operate (each item in this sentence, a “Investors Financial

Regulatory Agreement”), nor has Investors Financial or any of its Subsidiaries been advised since January 1, 2005 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Investors Financial Regulatory Agreement.  Investors Bank & Trust Company is and, to the knowledge of Investors Financial there has not been any event or occurrence since January 1, 2005 that could reasonably be expected to result in a determination that Investors Bank & Trust Company is not, “well-capitalized” and “well managed” as a matter of U.S. federal banking law.  Investors Bank & Trust Company has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

(c)           Investors Financial has previously made available to State Street an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Investors Financial since January 1, 2005 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the date of this Agreement (the “Investors Financial SEC Reports”) and (ii) communication mailed by Investors Financial to its stockholders since January 1, 2005 and prior to the date of this Agreement.  No such Investors Financial SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.  As of their respective dates, all Investors Financial SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

3.6           Financial Statements.  (a)  The financial statements of Investors Financial and its Subsidiaries included (or incorporated by reference) in the Investors Financial SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Investors Financial and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Investors Financial and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Investors Financial and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Deloitte & Touche LLP has not resigned or been dismissed as independent public accountants of Investors Financial as a result of or in connection with any disagreements with Investors Financial on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Neither Investors Financial nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Investors Financial included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006 or in connection with this Agreement and the transactions contemplated hereby.

(c)           The records, systems, controls, data and information of Investors Financial and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Investors Financial or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Investors Financial. Investors Financial (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Investors Financial, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Investors Financial by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Investors Financial’s outside auditors and the audit committee of Investors Financial’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Investors Financial’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Investors Financial’s internal controls over financial reporting.  These disclosures were made in writing by management to Investors Financial’s auditors and audit committee and a copy has previously been made available to State Street.  As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), without qualification, when next due.

(d)           Since December 31, 2005, (i) through the date hereof, neither Investors Financial nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Investors Financial or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Investors Financial or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Investors Financial or any of its Subsidiaries, whether or not employed by Investors Financial or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Investors Financial or any of its officers, directors, employees or agents to the Board of Directors of Investors Financial or any committee thereof or to any director or officer of Investors Financial.

(f)            None of the Investors Financial Subsidiaries is, or has at any time since January 1, 2004, been subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

3.7                                 Broker’s Fees.  Neither Investors Financial nor any Investors Financial Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the Investors Financial Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to State Street.

3.8                                 Absence of Certain Changes or Events.  (a)  Since September 30, 2006, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Investors Financial.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to State Street, Investors Financial or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements generally affecting similarly situated companies in the financial services industries in which the parties operate, (B) changes, after the date hereof, in laws, rules or regulations generally affecting similarly situated companies in the financial services industries in which the parties operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national or regional political conditions (including the outbreak of war or acts of terrorism) or in general or regional economic or market conditions generally affecting similarly situated companies in the financial services industries in which the parties operate except to the extent that such changes in general or regional economic or market conditions have a materially disproportionate adverse effect on such party or (D) public disclosure of this Agreement or the transactions contemplated hereby, including the impact thereof on customers and employees), or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b)                                 Since September 30, 2006 through and including the date of this Agreement, Investors Financial and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c)                                  Since September 30, 2006 through and including the date of this Agreement, neither Investors Financial nor any of its Subsidiaries has (i) except for (A) normal increases made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of September 30, 2006, granted any severance, change in control, termination or guaranteed compensation or benefits, entered into any contract to make or grant any severance, change in control, termination or guaranteed compensation or benefits (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11 of the Investors Financial Disclosure Schedule, as in effect as of the date hereof ), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted to any officer, director or employee any subscriptions, options, warrants, calls, rights, convertible, exchangeable or exercisable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments, arrangements or undertakings of any character calling for the purchase or issuance of, or the payment of any amount or other economic benefit based on, any shares of Investors Financial Common Stock, Investors Financial Class A Stock, Investors Financial Preferred Stock, Voting Debt or any other voting securities or equity interests of Investors Financial or any Investors Financial Subsidiary or any securities representing the right to purchase or otherwise receive any shares of Investors Financial Common Stock, Investors Financial Class A Stock, Investors Financial Preferred Stock, Voting Debt or other voting securities or equity securities of Investors Financial or any Investors Financial Subsidiary, other than grants made in the ordinary course of business consistent with past practice under the Investors Financial Stock Plans (e.g., annual grants and new-hire grants), and other than as publicly disclosed, (iii) accelerated the accrual rate, vesting or timing of payment or funding of any compensation, benefits, stock-based awards or other rights of any officer, director or employee (including under any Investors Financial Benefit Plan), (iv) except as required by applicable law or GAAP (e.g., SFAS 123(R)), changed any accounting methods, principles or practices of Investors Financial or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (v) suffered any strike, work stoppage, slow-down, or other labor disturbance, (vi) made, changed or revoked any material Tax election, changed an annual Tax accounting period, adopted or changed any Tax accounting method, filed any material amended Tax Return, entered into any closing agreement with respect to a material amount of Taxes, settled any material Tax claim or assessment or surrendered any right to claim a refund of a material amount of Taxes or (vii) agreed to take, made any commitment to take, or adopted any resolutions of its board of directors in support of, any of the actions prohibited by clauses (i) through (vi) above, other than the execution of this Agreement and the actions of the board of directors in approving the Merger and this Agreement.

3.9                                 Legal Proceedings.  (a)  Neither Investors Financial nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Investors Financial’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Investors Financial or any of its Subsidiaries.

(b)                                 There is no Injunction, judgment, or regulatory restriction (other than those of general application to similarly situated companies in the financial services industries in which the parties operate) imposed upon Investors Financial, any of its Subsidiaries or the assets of Investors Financial or any of its Subsidiaries.

3.10                           Taxes and Tax Returns.  (a)  Each of Investors Financial and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has timely paid all Taxes that are due and payable (whether or not shown as due on such Tax Returns) or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, Taxes that have not been finally determined or Taxes that have been adequately reserved against in accordance with GAAP on Investors Financial’s most recent consolidated financial statements.  Neither Investors Financial nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax returns of Investors Financial and its Subsidiaries have been examined by the Internal

Revenue Service (the “IRS”) for all years to and including the fiscal year ending on December 31, 2003.  There are no material disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes or assessments upon Investors Financial or any of its Subsidiaries for which Investors Financial does not have reserves that are adequate under GAAP on Investors Financial’s most recent consolidated financial statements.  Neither Investors Financial nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Investors Financial and its Subsidiaries).  Neither Investors Financial nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Investors Financial) or (B) has any material liability for the Taxes of any person (other than Investors Financial or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.  Neither Investors Financial nor any of its Subsidiaries has been, within the past two years, or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Investors Financial nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b)(1).

(b)                                 As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c)                                  As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a governmental entity.

3.11                           Employee Matters.  (a)  Section 3.11 of the Investors Financial Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA or other United States laws, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, scheme, agreement or commitment for the benefit of any employee, former employee, director or former director of Investors Financial or any of its Subsidiaries entered into, maintained or contributed to by Investors Financial or any of its Subsidiaries or to which Investors Financial or any of its Subsidiaries is obligated to contribute (such plans, programs, schemes, agreements and commitments, herein referred to as the “Investors Financial Benefit Plans”); provided, however, that Investors Financial Benefit Plan shall exclude any plan, program, scheme, agreement or commitment that has been terminated and for which neither Investors Financial nor any of its Subsidiaries has any liability.

(b)                                 With respect to each Investors Financial Benefit Plan, Investors Financial has made available to State Street true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Investors Financial Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the most recent summary plan description, if any; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, deeds of trust, insurance contracts or documents of any other funding arrangements; and (vii) all material amendments, modifications or supplements to any such document described in clauses (ii) through (v) and all amendments, modifications or supplements to any such documents described in clauses (i) and (vi).  Investors Financial has made available to State Street all documentation evidencing any outstanding loans between Investors Financial or any of its Subsidiaries and any of their officers, directors or employees.

(c)                                  Investors Financial and each of its Subsidiaries have operated and administered each Investors Financial Benefit Plan in compliance with all applicable laws and the terms of each such plan.  The terms of each Investors Financial Benefit Plan are in compliance with all applicable laws.  All reports, returns and similar documents with respect to all Investors Financial Benefit Plans required to be filed with any Governmental Entity or distributed to any Investors Financial Benefit Plan participant have been duly and timely filed or distributed (all such reports, returns and similar documents being accurate and complete in all material respects).  Each Investors Financial Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Investors Financial Benefit Plan.  Each Investors Financial Benefit Plan required to have been approved by any non-United States Governmental Entity (or permitted to have been approved to obtain any beneficial Tax or other status) has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the knowledge of Investors Financial, has revocation been threatened) and no circumstance or event has occurred or exists since the date of the most recent approval or application therefor that would reasonably be expected to adversely affect any such approval.  There are no pending or, to the knowledge of Investors Financial, threatened or anticipated claims by, on behalf of or against any of the Investors Financial Benefit Plans or any assets thereof (other than routine claims for benefits).  All contributions, premiums and other payments required to be made with respect to any Investors Financial Benefit Plan have been made on or before their due dates under applicable law and the terms of such Investors Financial Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Investors Financial Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of Investors Financial included in the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since September 30, 2006.

(d)                                 With respect to each Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code:  (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Investors Financial Benefit Plan equaled or exceeded the actuarial present value of all accrued benefits under such Investors Financial Benefit Plan (whether or not vested) as of the date of the most recent actuarial valuation prior to the date hereof, (iii) no employees, former employees, directors or former directors of Investors Financial or any Investors Financial Subsidiary may accrue additional benefits under such Investors Financial Benefit Plan, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (v) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Investors Financial or any of its subsidiaries; and (vii) the PBGC has not instituted proceedings to terminate such Investors Financial Benefit Plan and, to Investors Financial’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such Investors Financial Benefit Plan. No Investors Financial Benefit Plan is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively.  Neither Investors Financial nor any of its Subsidiaries has incurred, to the knowledge of Investors Financial, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty Tax, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the Investors Financial Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to Investors Financial or any of its Subsidiaries.  There does not now exist, nor do any circumstances exist that could reasonably result in, any Controlled Group Liability that would be a liability of Investors Financial or any of its Subsidiaries following the Closing.  “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Investors Financial Benefit Plans listed in Section 3.11(a) of the Disclosure Schedule.  Proper provision or reserve for each such non-United States Investors Financial Benefit Plan has been made for accounting purposes under GAAP to the extent required by GAAP.

(e)                                  Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, officer, employee or independent contractor of Investors Financial or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, officer, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in the lapsing or waiver of any non-competition, non-solicitation or non-disclosure covenant, agreement or contract by which any director, officer or employee of Investors Financial or any of its Subsidiaries is bound.

(f)                                    Neither Investors Financial nor any of its Subsidiaries is a party to or bound by any labor, trade union, works council or collective bargaining agreement and, to the knowledge of Investors Financial, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Investors Financial or any of its Subsidiaries.  There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Investors Financial, threatened and neither Investors Financial nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years.  Neither Investors Financial nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.  Each of Investors Financial and its Subsidiaries are in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices.

(g)                                 No Investors Financial Benefit Plan provides health, medical, life insurance or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code), and no circumstances exist that could result in Investors Financial or any Investors Financial Subsidiary becoming obligated to provide any such benefits.

(h)                             No amount or other entitlement that could be received as a result of the execution or delivery of this Agreement or the transactions contemplated by this Agreement (either alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to Investors Financial will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  No director, officer, employee or independent contractor of Investors Financial or any Investors Financial Subsidiary is entitled to receive any gross-up or additional payment by reason of the Tax required by Section 409A or 4999 of the Code being imposed on such person.

(i)                                   No event has occurred since the date one year prior to the date hereof that required the giving of notices under the Worker Adjustment and Retraining Notification Act.  Section 3.11(i) of the Investors Financial Disclosure Schedule sets forth a list of all employees of Investors Financial or any Investors Financial Subsidiary whose employment has been terminated within the 60 days prior to the date hereof and the location of employment of each such employee prior to such termination.

3.12                           Compliance with Applicable Law.  (a)  Investors Financial and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and are in compliance in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Investors Financial or any of its Subsidiaries.

(b)                                 Since the enactment of the Sarbanes-Oxley Act, Investors Financial has been and is in compliance in all material respects with (i) the applicable provisions of the

Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

3.13                           Certain Contracts.  (a)  Neither Investors Financial nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) which, upon execution of this Agreement or consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from State Street, Investors Financial, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee of Investors Financial or any Subsidiary thereof, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Investors Financial SEC Reports filed prior to the date hereof, (iv) which involves expenditures or receipts by Investors Financial in excess of $5,000,000 on an annual basis, (v) that contains (A) any non-competition or exclusive dealing agreement or any other agreement or obligation that limits the ability of Investors Financial or any of Investors Financial’s affiliates to compete in any line of business or with any person, or that involve any restriction of the geographic area in which, or method by which, Investors Financial or any of Investors Financial’s affiliates may carry on its business or which requires referrals of business or requires Investors Financial or any or Investors Financial’s affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, or any agreement or obligation which purports to limit or restrict the ability of Investors Financial or any Investors Financial Subsidiary to solicit customers, or (B) any agreement that grants any material right of first refusal or right of first offer or similar right or that limits or purports to limit in any material respect the ability of Investors Financial or any of its Subsidiaries or to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (vi) with or to a labor union or guild (including any collective bargaining agreement), or (vii) containing a “most favored nation” clause or other similar term providing preferential pricing or treatment to a party (other than Investors Financial or its Subsidiaries).  Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Investors Financial Disclosure Schedule, is referred to as an “Investors Financial Contract,” and neither Investors Financial nor any of its Subsidiaries knows of, or has received notice of, any violation of any Investors Financial Contract by any of the other parties thereto.

“affiliate” means, with respect to any person, another person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such person.

(b)                                 (i) Each Investors Financial Contract is valid and binding on Investors Financial or its applicable Subsidiary and is in full force and effect, (ii) Investors Financial and each of its Subsidiaries and, to the knowledge of Investors Financial, each counterparty to such Investors Financial Contract has in all material respects performed all obligations required to be performed by it to date under each Investors Financial Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Investors Financial or any of its Subsidiaries or, to the knowledge of Investors

Financial, the counterparty to such Investors Financial Contract, under any such Investors Financial Contract.

3.14                           Key Customers and Suppliers.  (a)  Section 3.14 of the Investors Financial Disclosure Schedule sets forth a list of the Key Customers and Key Suppliers as of the date of this Agreement.  Since January 1, 2005 through the date hereof, (i) no Key Customer or Key Supplier has canceled or otherwise terminated or, to the knowledge as of the date hereof of Investors Financial, has provided written notice to Investors Financial or its Subsidiaries of its intent to cancel or otherwise terminate, its relationship with Investors Financial or any Investors Financial Subsidiary, (ii) Investors Financial and the Investors Financial Subsidiaries have complied in all material respects with the terms of each agreement with a Key Customer or Key Supplier, including any service level commitments with any Key Customer, (iii) Investors Financial and the Investors Financial Subsidiaries have not made any operational loss payments to any Key Customer or waived any material right under an agreement or commitment with a Key Customer and (iv) to the knowledge of Investors Financial as of the date hereof, no Key Customer or Key Supplier has provided written notice to Investors Financial or any Investors Financial Subsidiary of its intent to renegotiate any agreement or commitment with Investors Financial or any Investors Financial Subsidiary.  Neither Investors Financial nor any Investors Financial Subsidiary and, to the knowledge of Investors Financial as of the date hereof, no Key Customer or Key Supplier, is in breach under any agreement or commitment between Investors Financial or any Investors Financial Subsidiary, on the one hand, and any Key Customer or Key Supplier, on the other hand, and, to the knowledge of Investors Financial, there is no allegation of any such breach.

“Key Customer” means any person that, when taken together with its affiliates, was one of the 10 largest customers (determined on the basis of revenues) of Investors Financial and the Investors Financial Subsidiaries in either of Investors Financial’s last two completed fiscal years.  For purposes of this definition, funds managed by an investment advisor shall be deemed to be affiliates of such investment advisor.

“Key Supplier” means any person that, when taken together with its affiliates, was one of the 10 largest suppliers (determined on the basis of payments) of Investors Financial and the Investors Financial Subsidiaries in either of Investors Financial’s last two completed fiscal years.

(b)                                      Since January 1, 2005, neither Investors Financial nor any Investors Financial Subsidiary has engaged in any marketing or distribution arrangements with respect to any mutual fund or other client pursuant to which Investors Financial or any Investors Financial Subsidiary (i) received increased compensation in exchange for absorbing expenses properly attributable to such mutual fund’s or other client’s manager, distributor, sponsor or other service provider, (ii) rebated a portion of its compensation from a mutual fund or other client to the manager, distributor, sponsor or other service provider of such mutual fund or other client and such rebate was not disclosed to, in the case of a mutual fund, the board of directors or trustees of such mutual fund or, in the case of any other client, the beneficial owners of such client or (iii) provided any subadministration, subcustody or subtransfer agency or other service with respect to any mutual fund or other client where the existence of such relationship and the nature of the compensation therefor was not disclosed to, in the case of a mutual fund, the board of directors or trustees of such mutual fund or, in the case of any other client, the beneficial owners of such other client.

3.15                           Risk Management Instruments.  (a)  “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Investors Financial Stock Option.

(b)                                 All Derivative Transactions outstanding on the date hereof, whether entered into for the account of Investors Financial or any of its Subsidiaries or for the account of a customer of Investors Financial or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Investors Financial and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  All of such Derivative Transactions are legal, valid and binding obligations of Investors Financial or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect.  Investors Financial and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Investors Financial’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16                           Investment Securities.  (a)  Each of Investors Financial and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Investors Financial or its Subsidiaries.  Such securities are valued on the books of Investors Financial in accordance with GAAP in all material respects.

(b)                                 Investors Financial and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which Investors Financial believes are prudent and reasonable in the context of such businesses.

3.17                           Custody Business.  (a)  Investors Financial and its Subsidiaries required to so act have acted as the fiduciary (to Investors Financial’s knowledge, validly appointed), custodian (to Investors Financial’s knowledge, validly appointed) or agent (to Investors

Financial’s knowledge, validly appointed) under all custody, transfer agency, pooling, middle office or servicing and all other fiduciary and agency contracts under which Investors Financial or its Subsidiaries have been so appointed and are active (collectively, “Custody Agreements”).

(b)                                 Investors Financial and its Subsidiaries have performed all material obligations (including any record keeping obligations) required to be performed by them under the Custody Agreements when so required and are not in material default thereunder.

(c)                                  Each of Investors Financial and its Subsidiaries has to the extent required by applicable Law or by the applicable Custody Agreement, taken the necessary actions to maintain, for the benefit of the holders or other beneficiaries or obligees under the applicable Custody Agreement, all interests in collateral granted or pledged to secure obligations thereunder, and the foregoing is, in all material respects, accurately reflected in the applicable books and records of Investors Financial or its relevant Subsidiaries.

(d)                                 Each of Investors Financial and its Subsidiaries has not waived, amended or modified any provision of any Custody Agreement except in accordance with the provisions of such Custody Agreement and as reflected in the records maintained by it and its Subsidiaries.

(e)                              Investors Financial and each Investors Financial Subsidiary has properly administered all accounts for which Investors Financial or any Investors Financial Subsidiary acts as a fiduciary or custodian (including accounts for which Investors Financial serves as a trustee, agent, personal representative, guardian, conservator or investment advisor) in accordance with the terms of their organizational documents, any contract or agreement with the applicable customer and applicable law, including ERISA, the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”) and the regulations of the Federal Reserve Board, the SEC and other Governmental Entities.  None of Investors Financial, any Investors Financial Subsidiary, or any director, officer or employee of Investors Financial or of any Investors Financial Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(f)                                Investors Financial and each Investors Financial Subsidiary (i) maintains and complies with a system of internal accounting controls, policies and procedures designed to ensure proper accounting of the assets held by such entity in a fiduciary or custodial capacity, (ii) the accounting for each fiduciary and custody account maintained with Investors Financial or any Investors Financial Subsidiary accurately reflects the assets in such account and (iii) maintains and complies with a compliance and risk management program in respect of their custodial business that is consistent with industry practice, the policies of the Federal Reserve Board and other Governmental Entities and all other applicable Laws.

(g)                                 All subcustodian arrangements involving Investors Financial or any Investors Financial Subsidiary are (i) in compliance with Rules 17f-5 and 17f-7 of the Investment Company Act and all other applicable Laws, (ii) established pursuant to enforceable contracts or agreements, (iii) involve the segregation of assets held in a fiduciary or custodial capacity from all other assets and (iv) reasonably designed to protect and safekeep customer assets.

(h)                                 Investors Financial has made available prior to the date of this Agreement to State Street complete and correct copies of all internal and external audit control recommendations and exception items, and deficiency letters from Governmental Entities, relating to any asset held in a fiduciary or custodial capacity by Investors Financial or any Investors Financial Subsidiary, and of the response of the Investors Financial or the applicable Investors Financial Subsidiary thereto.  Investors Financial and each Investors Financial Subsidiary have materially complied with or otherwise substantively addressed such recommendations, exceptions and deficiency items.

(i)                                     Investors Financial and each Investors Financial Subsidiary (i) maintains and complies internal credit approvals and extension policies to the extent such entity extends credit, (ii) complies with all applicable Laws in connection with its making of any extension of credit and (iii) complies with the terms and conditions of various payment and settlement systems (including securities depositories) to the extent a member in such depository system.

3.18                           Property.  Investors Financial or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Investors Financial SEC Reports as being owned by Investors Financial or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Investors Financial SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Investors Financial’s knowledge, the lessor.  There are no pending or, to the knowledge of Investors Financial, threatened condemnation proceedings against the Real Property.  Investors Financial and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.  Investors Financial has previously made available to State Street a list of all Leased Properties and the leases and other material arrangements related thereto.

3.19                           Intellectual Property.  Investors Financial or one of its Subsidiaries owns all of the Intellectual Property related to Investors Financial’s and its Subsidiaries’ core integrated technology platforms, and Investors Financial or one of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all other Intellectual Property used in or necessary for the conduct of its business as currently conducted.  The use of any Intellectual Property by Investors Financial and its Subsidiaries does not, to the knowledge of Investors

Financial, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Investors Financial or any Subsidiary acquired the right to use any Intellectual Property.  No person is challenging, infringing on or otherwise violating any right of Investors Financial or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Investors Financial or its Subsidiaries. Neither Investors Financial nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Investors Financial and its Subsidiaries and no Intellectual Property owned and/or licensed by Investors Financial or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.20                           Environmental Liability.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of Investors Financial or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Investors Financial or any of its Subsidiaries.  To the knowledge of Investors Financial, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of Investors Financial or any of its Subsidiaries.  Neither Investors Financial nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

3.21                           State Takeover Laws.  The Board of Directors of Investors Financial has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions the relevant provisions of the DGCL and, to the knowledge of Investors Financial, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

3.22                           Reorganization; Approvals.  As of the date of this Agreement, Investors Financial (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)

of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.23                           Opinion.  Prior to the execution of this Agreement, the Investors Financial Board of Directors has received an opinion from Goldman, Sachs & Co. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the stockholders of Investors Financial from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24                           Investors Financial Information.  The information relating to Investors Financial and its Subsidiaries that is provided by Investors Financial or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement relating to Investors Financial and other portions within the reasonable control of Investors Financial (but excluding any information relating to State Street and its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF State Street

Except as disclosed in (i) the State Street SEC Reports filed prior to the date hereof (excluding any risk factor disclosure contained in such Investors Financial SEC Reports under the heading “Risk Factors,” “Forward Looking Statements” or any similar sections and any disclosure of risks that are predictive or forward looking in nature) and reasonably apparent that such disclosure is relevant to one or more representations or warranties contained in Article IV, or (ii) the disclosure schedule (the “State Street Disclosure Schedule”) delivered by State Street to Investors Financial prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of State Street’s covenants contained herein, provided, however, that disclosure in any Section of such State Street Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided further that, notwithstanding anything in this Agreement to the contrary, (A) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (B) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on State Street), State Street hereby represents and warrants to Investors Financial as follows:

4.1                                 Corporate Organization.  (a)  State Street is a corporation duly incorporated, validly existing and in good standing under the laws of Massachusetts.  State Street has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  State Street is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(1) of the BHC Act and meets the applicable requirements for qualification as such.  True, complete and correct copies of the Articles of Organization of State Street  (the “State Street Articles”) and the By-laws of State Street (the “State Street Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Investors Financial.

(b)                                 The deposit accounts of State Street Bank and Trust Company are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

4.2                                 Capitalization.  (a)  The authorized capital stock of State Street consists of (i) 500,000,000 authorized shares of State Street Common Stock, of which, as of December 31, 2006 (the “State Street Capitalization Date”), 332,446,423 were issued and outstanding, and (ii) 3,500,000 authorized shares of preferred stock, par value $1.00 per share (“State Street Preferred Stock”).  As of the State Street Capitalization Date, 3,680,046 shares of State Street Common Stock were held in State Street’s treasury.  As of the State Street Capitalization Date, no shares of State Street Common Stock or State Street Preferred Stock were reserved for issuance, except for (i) shares of State Street Common Stock reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of State Street or a Subsidiary of State Street in effect as of the date of this Agreement (the “State Street Stock Plans”), (ii) shares of State Street Common Stock subject to outstanding performance awards issued pursuant to the State Street Stock Plans and (iii)shares of State Street Common Stock subject to outstanding deferred stock awards issued pursuant to the State Street Stock Plans.  All of the issued and outstanding shares of State Street Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As  of the date of this Agreement, no Voting Debt of State Street is issued or outstanding.  As of the State Street Capitalization Date, except pursuant to this Agreement and the State Street Stock Plans, State Street does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of State Street Common Stock, State Street Preferred Stock, Voting Debt of State Street or any other equity securities of State Street or any securities representing the right to purchase or otherwise receive any shares of State Street Common Stock, State Street Preferred Stock, Voting Debt of State Street or other equity securities of State Street.  The shares of State Street Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3                                 Authority; No Violation.  (a)  State Street has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by State Street of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of State Street (by the unanimous vote of all directors present) and no other corporate proceedings on the part of State Street are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by State Street and (assuming due authorization, execution and delivery by Investors Financial) constitutes the valid and binding obligation of State Street, enforceable against State Street in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).  The actions described in this paragraph as taken by the Board of Directors of State Street have not been subsequently rescinded, modified or withdrawn in any way.

(b)                                 Neither the execution, delivery and performance of this Agreement nor the consummation by State Street of the transactions contemplated hereby, nor compliance by State Street with any of the terms or provisions of this Agreement, will (i) violate any provision of the State Street Certificate or the State Street Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, other law, rule, regulation, judgment, order, writ, decree or Injunction applicable to State Street, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, or result in increased, additional, accelerated or guaranteed rights or entitlement of any person under, or result in the creation of any Lien upon any of the respective properties or assets of State Street or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which State Street or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound. Based on the representations of Investors Financial contained in Section 3.2, approval of the State Street shareholders is not necessary for the consummation by State Street of the Merger and the issuance of the Merger Consideration thereunder.  Neither State Street nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that, to the knowledge of State Street, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business currently conducted by Investors Financial or its Subsidiaries.

4.4                                 Consents and Approvals.  Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of, or consent to, such applications and notices, (ii) such applications, filings and consents as may be required under banking Laws of the Commonwealth of Massachusetts, including the Massachusetts Board of Bank Incorporation and the Massachusetts Commissioner of Banks, (iii) the filing of any required applications, filings or notices with any foreign Governmental Entity and approval of such applications, filings and notices, (iv) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (v) the filing of the

Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Articles of Merger with the Commonwealth of Massachusetts pursuant to the DGCL and the MBCA, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE, (vii) compliance with, and any filings or notices under, the HSR Act and (viii)  such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of State Street Common Stock pursuant to this Agreement and approval of listing of such State Street Common Stock on the NYSE, no consents, approvals, licenses, permits, orders or authorizations of, or filings, registrations or declarations with, or notice to, any Governmental Entity are necessary in connection with the consummation by State Street of the Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by State Street of this Agreement.

4.5                                 Reports; Regulatory Matters.  (a)  State Street and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or country, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of State Street and its Subsidiaries (and which resulted in no material deficiencies or issues being identified by the applicable Regulatory Agency or Governmental Entity), no Regulatory Agency or Governmental Entity has initiated since January 1, 2005 or has pending any proceeding, enforcement action or, to the knowledge of State Street, investigation into the business, disclosures, operations, policies or procedures of State Street or any of its Subsidiaries.  Since January 1, 2005, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of State Street, investigation into the business, disclosures, operations, policies or procedures of State Street or any of its Subsidiaries.  There is no unresolved violation, criticism, or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of State Street or any of its Subsidiaries.  Since January 1, 2005, there has been no formal or, with respect to the Federal Reserve Board, FDIC, the SEC, the NASD and state banking regulators only, informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, disclosures, policies or procedures of State Street or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in State Street’s ordinary course of business which resulted in no material deficiencies or issues being identified by the applicable Regulatory Agency or Governmental Entity).

(b)                                 Neither State Street nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1,

2005 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2005 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application to similarly situated companies in the financial services industries in which the parties operate (each, a “State Street Regulatory Agreement”), nor has State Street or any of its Subsidiaries been advised since January 1, 2005 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such State Street Regulatory Agreement.  Each State Street Subsidiary that is a depositary institution in the United States is and, to the knowledge of State Street, there has not been any event or occurrence since January 1, 2005 that could reasonably be expected to result in a determination that any such Subsidiary is not, “well capitalized” and “well managed” as a matter of U.S. federal banking law.  Each State Street Subsidiary that is a depositary institution in the United States has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

(c)                                  State Street has previously made available to Investors Financial an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by State Street since January 1, 2005 pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement (the “State Street SEC Reports”) and (ii) communication mailed by State Street to its stockholders since January 1, 2005 and prior to the date of this Agreement.  No such State Street SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.  As of their respective dates, all State Street SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

4.6                                 Financial Statements.  (a)  The financial statements of State Street and its Subsidiaries included (or incorporated by reference) in the State Street SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of State Street and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of State Street and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of State Street and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Ernst & Young LLP has not resigned or been dismissed as independent public accountants of State Street as a result of or in connection with any disagreements with State Street on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                                 Neither State Street nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of State Street included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006 or in connection with this Agreement and the transactions contemplated hereby.

(c)                                  The records, systems, controls, data and information of State Street and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of State Street or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on State Street.  State Street (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to State Street, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of State Street by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to State Street’s outside auditors and the audit committee of State Street’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect State Street’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in State Street’s internal controls over financial reporting.  These disclosures were made in writing by management to State Street’s auditors and audit committee and a copy has previously been made available to Investors Financial.  As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Since September 30, 2006, (x) through the date hereof, neither State Street nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of State Street or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that State Street or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing State Street or any of its Subsidiaries, whether or not employed by State Street or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by State Street or any of its officers, directors, employees or agents to the Board of Directors of State Street or any committee thereof or to any director or officer of State Street.

4.7           Broker’s Fees.  Neither State Street nor any State Street Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the State Street Disclosure Schedule.

4.8           Absence of Certain Changes or Events.  (a)  Since September 30, 2006, no event or events have occurred that have had or are reasonably likely to have, individually, or in the aggregate, a Material Adverse Effect on State Street.

(b)           Since September 30, 2006 through and including the date of this Agreement, neither State Street nor any of its Subsidiaries has changed any accounting methods, principles or practices of State Street or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, except as required by applicable law or GAAP.

4.9           Legal Proceedings.  (a)  None of State Street or any of its Subsidiaries is a party to any, and there are no pending or, to the best of State Street’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against State Street or any of its Subsidiaries.

(b)           There is no Injunction, judgment, or regulatory restriction (other than those of general application to similarly situated companies in the financial services industries in which the parties operate) imposed upon State Street, any of its Subsidiaries or the assets of State Street or any of its Subsidiaries.

4.10         Taxes and Tax Returns.  Each of State Street and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has timely paid all Taxes that are due and payable (whether or not shown as due on such Tax Returns) or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, Taxes that have not been finally determined or Taxes that have been adequately reserved against in accordance with GAAP on State Street’s most recent consolidated financial statements.  There are no material disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes or assessments upon State Street or any of its Subsidiaries for which State Street does not have reserves that are adequate under GAAP.

4.11         Compliance with Applicable Law.  (a)  State Street and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and are in compliance in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to State Street or any of its Subsidiaries.

(b)           Since the enactment of the Sarbanes-Oxley Act, State Street has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

4.12         Risk Management Instruments.  All Derivative Transactions outstanding as of the date hereof (which for the avoidance of doubt shall not include any State Street stock option), whether entered into for the account of State Street or any State Street Subsidiary or for the account of a customer of State Street or any State Street Subsidiary, were duly authorized and entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by State Street or any State Street Subsidiary, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  All of such Derivative Transactions are legal, valid and binding obligations of State Street or a State Street Subsidiary enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect.  State Street and each applicable State Street Subsidiary have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to State Street’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.13         Reorganization; Approvals.  As of the date of this Agreement, State Street (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.14         State Street Information.  The information relating to State Street and its Subsidiaries that is provided by State Street or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement relating to State Street and other portions within the reasonable control of State Street (but excluding any information relating to Investors Financial and the Investors Financial Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.15         Investment Securities.  (a)  Each of State Street and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of State Street or its

Subsidiaries.  Such securities are valued on the books of State Street in accordance with GAAP in all material respects.

(b)           State Street and its Subsidiaries and their respective businesses employ Policies, Practices and Procedures which State Street believes are prudent and reasonable in the context of such businesses.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Conduct of Businesses Prior to the Effective Time.  Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, each of Investors Financial and State Street shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Investors Financial or State Street to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2           Investors Financial Forbearances.  During the period from the date of this Agreement to the Effective Time, except as set forth in the Investors Financial Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Investors Financial shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of State Street:

(a)           other than in the ordinary course of business consistent with past practice, incur any long-term indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person;

(b)           (i)           adjust, split, combine or reclassify any of its capital stock;

(ii)           make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends at a rate not in excess of $0.025 per share of Investors Financial Common Stock with record dates and payment dates consistent with the prior year, (B) dividends paid by any of the Subsidiaries of Investors Financial to Investors Financial or to any of its wholly-owned Subsidiaries, and (C) the acceptance of shares of Investors Financial Common Stock in payment of the exercise price or withholding Taxes incurred by any employee or director in connection with the exercise of stock options or the vesting of restricted shares of (or settlement of other equity-based awards in respect of) Investors Financial Common Stock granted under a Investors Financial Stock Plan, in each case in accordance with past practice and the terms of the applicable Investors Financial Stock Plan and related award agreements);

(iii)          grant any stock options, restricted shares or other equity-based award with respect to shares of Investors Financial Common Stock under any of the Investors Financial Stock Plans or otherwise, or amend or modify, or accelerate the vesting of, any outstanding award under any Investors Financial Stock Plan, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)          issue any additional shares of capital stock, voting securities, other equity interests, Voting Debt, subscriptions, options, warrants, calls, rights, convertible, exchangeable or exercisable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments, arrangements or undertakings of any character calling for the purchase or issuance of, or the payment of any amount or other economic benefit based on, any shares of Investors Financial Common Stock, Investors Financial Class A Stock, Investors Financial Preferred Stock, Voting Debt or any other voting securities or equity interests of Investors Financial or any Investors Financial Subsidiary or any securities representing the right to purchase or otherwise receive any shares of Investors Financial Common Stock, Investors Financial Class A Stock, Investors Financial Preferred Stock, Voting Debt or other voting securities or equity securities of Investors Financial or any Investors Financial Subsidiary, except pursuant to the exercise of stock options or the settlement of other equity-based awards granted under a Investors Financial Stock Plan that are outstanding as of the date of this Agreement and in accordance with their current terms;

(c)           except as required by applicable law or the terms of any Investors Financial Benefit Plan as in effect on the date of this Agreement, (i) (A) increase the wages, salaries, or incentive compensation, incentive compensation opportunities or benefits of any officer, director or employee of Investors Financial or any of its Subsidiaries other than normal increases of cash compensation in the ordinary course of business consistent with past practice for employees other than officers or directors of Investors Financial, or (B) accelerate the accrual rate, vesting or timing of payment or funding of any compensation, benefits or other rights of any officer, director or employee of Investors Financial or any of its Subsidiaries (including under any Investors Financial Benefit Plan), (ii) grant to any officer, director or employee of Investors Financial or any of its Subsidiaries any severance, change in control, termination or guaranteed compensation or benefits, or enter into any contract to make or grant any severance, change in control, termination or guaranteed compensation or benefits, (iii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, funding arrangement, commitment or agreement or collective bargaining agreement or amend, suspend or terminate any Investors Financial Benefit Plan or take any other action with respect to any Investors Financial Benefit Plan to accelerate or change any benefit or payment under such Investors Financial Benefit Plan, other than administrative amendments that do not increase or accelerate the cost of operating or funding such Investors Financial Benefit Plan by more than an inconsequential amount or (iv) amend, or waive the rights of Investors Financial or any Investors Financial Subsidiary under, any non-competition, non-solicitation or non-disclosure covenant, agreement or contract by which any director, officer or employee of Investors Financial or any of its Subsidiaries is bound;

(d)           sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement or entered into in accordance with the terms hereof;

(e)           enter into any new line of business or change in any material respect its investment, underwriting, outsourcing, custody, accounting, fund administration, lending, risk and asset liability management, foreign exchange, cash management, performance measurement, institutional transfer agency, investment advisory services, line of credit and brokerage and transition management services or other banking, operating and servicing policies, except as required by applicable Law or policies imposed on it by any Governmental Entity;

(f)            other than in the ordinary course of business consistent with past practice and other than by way of acquisitions of control in a fiduciary of similar capacity or in satisfaction of debts previously contracted, make any material investment for its own account either by purchase of stock or securities, merger, consolidation, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(g)           take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(h)           amend its charter or bylaws;

(i)            restructure or materially change its investment securities portfolio, its derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, except in consultation (in advance of any restructuring or material change except to the extent not commercially practicable) with State Street, or the manner in which the portfolio is classified or reported;

(j)            commence or settle any material claim, action or proceeding except settlements involving only monetary remedies in amounts, in the aggregate, that are not material to Investors Financial and its Subsidiaries;

(k)           take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(l)            implement or adopt any material change in its financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(m)          (i) other than in the ordinary course of business consistent with past practice, (A) enter into an agreement or other commitment that, if entered into, would constitute a Investors Financial Contract or (B) renew, amend, revise, waive or otherwise modify in any material respect any Investors Financial Contract, (ii) fail to use reasonable best efforts to enforce in any material respect any provision of any Investors Financial Contract, (iii) terminate any Investors Financial Contract outside of the ordinary course of business, (iv) notwithstanding clause (i) of this Section 5.2(m), enter into any agreement or other commitment which (A) provides for aggregate annual payments of $2,500,000 or more and which is not terminable on 60 days prior notice without payment of any material termination penalty, premium or other cost (other than an agreement or other commitment with a customer entered into in the ordinary course of business consistent with past practice), (B) is described in clause (v) or (vii) of Section 3.13(a), (C) involves the lease of real property (other than lease renewals in the ordinary course of business on terms which are no less favorable in any significant respect to Investors Financial or the applicable Investors Financial Subsidiary than the lease being renewed), (D) other than an agreement or other commitment with a customer entered into in the ordinary course of business consistent with past practice, has a stated term in excess of one year unless terminable on 60 days prior notice without payment of any material termination penalty, premium or other cost or (E) requires an aggregate incremental expenditure commitment by Investors Financial or any Investors Financial Subsidiary (for lease or capital development, systems enhancement, staff increases or otherwise) of more than $5,000,000 during the term of such agreement or commitment, (v)  notwithstanding clause (i) of this Section 5.2(m), renew any agreement or commitment with an existing customer on terms which are less favorable in any significant respect to Investors Financial or the applicable Investors Financial Subsidiary than the agreement or commitment being renewed or (vi) enter into any agreement or commitment to the extent consummation of the Merger and the other transactions contemplated by this Agreement or compliance by Investors Financial with the provisions of this Agreement would reasonably be expected  to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, material termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Investors Financial or any Investors Financial Subsidiary under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements of any third party under, or result in any materially adverse alteration of, any provision of such agreement or commitment;

(n)           make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(o)           make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000;

(p)           file any application to establish, or to relocate or terminate the operations of, any branch office or other significant office of Investors Financial or any Investors Financial Subsidiary

(q)           adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization; or

(r)            agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3           State Street Forbearances.  Except as expressly permitted by this Agreement or with the prior written consent of Investors Financial, during the period from the date of this Agreement to the Effective Time, State Street shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the State Street Certificate or the State Street Bylaws in a manner that would adversely effect Investors Financial, the stockholders of Investors Financial or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement; (e) make or pay any extraordinary one-time dividend or distribution on shares of State Street Common Stock (other than any dividend or distribution of State Street Common Stock, e.g., a stock split, addressed in Section 1.4(e)); or (f) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Regulatory Matters.  (a)  State Street and Investors Financial shall as soon as possible after the date of this Agreement prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus.  Each of State Street and Investors Financial shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as soon as possible after such filing, and Investors Financial shall as soon as possible thereafter mail or deliver the Proxy Statement to its stockholders.  State Street shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Investors Financial shall furnish all information concerning Investors Financial and the holders of Investors Financial Common Stock as may be reasonably requested in connection with any such action.  State Street shall file the opinion described in Section 7.3(c) on a post-effective amendment to the Form S-4.

(b)           Subject to the terms and conditions of this Agreement, the parties shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the parties shall cooperate with each other and shall promptly prepare and file all necessary documentation and effect all applications, notices, petitions and filings required to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities, including, agreeing to and complying with any actions, conditions or restrictions required or imposed in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties and Governmental Entities.  In furtherance of and not in limitation of the foregoing, each of the parties will take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, to lift or rescind any order, decree, judgment or decision of any Governmental Entity adversely affecting the parties’ ability to consummate the transactions contemplated hereby on a timely basis, to cause to be satisfied the conditions in Article VII, and to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby.  Investors Financial and State Street shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Investors Financial or State Street, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable.  The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.  In addition, Investors Financial agrees to cooperate and assist State Street in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of Investors Financial and State Street following consummation of the Merger; provided that if State Street requests, promptly after the execution of this Agreement, that Investors Financial cooperate to permit a merger of Investors Financial Bank & Trust Company and State Street Bank and Trust Company to occur contemporaneously with the Merger and such merger shall not materially impede or delay the consummation of the transactions contemplated by this Agreement, then the term “Requisite Regulatory Approvals” will be deemed to include the approvals of the Federal Reserve Board and the Massachusetts Commissioner of Banks necessary to consummate such merger.

(c)           Each of State Street and Investors Financial shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of State Street, Investors Financial or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d)           Each of State Street and Investors Financial shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any State Street Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2           Access to Information. (a)  Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Investors Financial and State Street shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, employees and representatives, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request.  State Street and Investors Financial shall confer on a regular and reasonable basis with one or more representatives of the other party to discuss material operational (including post-Closing staffing levels) and regulatory matters and the general status of its ongoing operations for purposes related to the completion of the transactions contemplated by this Agreement or fulfillment of its obligations under this Agreement.  Neither Investors Financial nor State Street, nor any of their Subsidiaries, shall be required to take any actions contemplated by this Section where such action would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of January 23, 2007 (the “Confidentiality Agreement”).

(c)          No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3           Stockholder Approval.  Investors Financial shall call a special meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite stockholder approval required in connection with the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable.  The board of directors of Investors Financial has adopted resolutions recommending to the stockholders of Investors Financial the adoption of this Agreement, and the board of directors of Investors Financial shall recommend to the stockholders of Investors Financial the approval and adoption of this Agreement.  Notwithstanding the foregoing, prior to the meeting of Investors Financial stockholders to be held pursuant to this Section 6.3, the board of directors of Investors Financial may withdraw, modify, condition, qualify or refuse to recommend the adoption of this

Agreement if (a) the board of directors of Investors Financial determines, in good faith after consultation with its outside financial and legal advisors and after taking into account any revisions to this Agreement proposed by State Street pursuant to clause (b) of this sentence, that failure to so withdraw, modify, qualify, condition or refuse to recommend the adoption of this Agreement would be inconsistent with its fiduciary obligations under applicable law and (b) the board of directors of Investors Financial has provided State Street with five business days prior written notice of its intent to effect such withdrawal, modification, qualification, conditioning or refusal to recommend (which notice shall include the reasonable details regarding the cause for, and the nature of, such withdrawal, modification, qualification, conditioning or refusal to recommend) and, if requested by State Street, negotiated in good faith with State Street during such five business day period regarding revisions to this Agreement that would avoid such withdrawal, modification, qualification, conditioning or refusal to recommend (it being agreed that, if the reason for the proposed action by the board of directors of Investors Financial is the receipt of an Alternative Proposal, then any amendment to the price or any material term of such Alternative Proposal shall require a new notice and a new five business day period).  Notwithstanding any such withdrawal, modification, condition or refusal to recommend, this Agreement shall be submitted to the stockholders for the purpose of approving and adopting the Agreement, and nothing contained herein shall be deemed to relieve Investors Financial of such obligation, provided, however, that if the Board of Directors of Investors Financial shall have withdrawn, modified, qualified, conditioned or refused to recommend the adoption of this Agreement in accordance with the terms of this Agreement, then in submitting this Agreement to the stockholders of the Investors Financial, the board of directors of Investors Financial may submit this Agreement to the stockholders of Investors Financial without recommendation (although the resolutions approving and adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Investors Financial may communicate the basis for its lack of a recommendation to the stockholders of Investors Financial in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law.

6.4           Affiliates.  Investors Financial shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Investors Financial to deliver to State Street, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of the Investors Financial stockholders to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit A.

6.5           NYSE Listing.  State Street shall cause the shares of State Street Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6           Employee Matters.  (a)  From the Effective Time through the last day of the calendar year that includes the Closing Date, State Street shall, or shall cause its applicable Subsidiaries to, provide to those individuals actively employed by Investors Financial or one of its Subsidiaries as of the Effective Time (collectively, the “Covered Employees”) with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are either (i) substantially comparable, in the aggregate, to the aggregate rates of base salary or hourly wage provided to such Covered Employees and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the Investors Financial Benefit

Plans as in effect immediately prior to the Effective Time or (ii) substantially comparable, in the aggregate, to the compensation and benefit arrangements that are provided to similarly situated employees of State Street; provided that nothing herein shall limit the right of State Street or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or to terminate any specific employee benefit plans, programs or policies.

(b)           To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by State Street or any of its Subsidiaries, other than Investors Financial or its Subsidiaries, State Street shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with Investors Financial or its Subsidiaries for purposes of eligibility and vesting and, except under any defined benefit pension plans, benefit accrual under such employee benefit plan of State Street or any of its Subsidiaries to the same extent such service was recognized immediately prior to the Effective Time under a comparable Investors Financial Benefit Plan in which such Covered Employee was a participant immediately prior to the Effective Time; provided, however, that (A) the recognition of service under this clause (i) shall not operate to duplicate any benefits with respect to the Covered Employee and (B) such service shall not be recognized for any purposes under any retiree welfare plan of State Street or any of its Subsidiaries, and (ii) with respect to any health, dental or vision plan of State Street or any of its Subsidiaries (other than Investors Financial and its Subsidiaries) in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee becomes eligible to participate, (x)  cause any pre-existing condition limitations under such State Street or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Investors Financial Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any medical or other health expenses incurred  by such Covered Employee in the year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements with respect to such year under any such health, dental or vision plan of State Street or any of its Subsidiaries.

(c)           From and after the Effective Time, State Street shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof but prior to the Effective Time only with the prior written consent of State Street, each employment agreement and change in control agreement of Investors Financial and its Subsidiaries and the obligations of Investors Financial and its Subsidiaries as of the Effective Time under each deferred compensation plan or agreement.

(d)           Prior to the Closing, State Street shall be entitled to direct Investors Financial to adopt and implement a retention program for specified employees of Investors Financial and its Subsidiaries.  The terms and conditions of such program shall be determined by State Street in its discretion, after consultation with Investors Financial; provided that Investors Financial shall not be obligated to provide any compensation or benefits under such program prior to the Effective Time and no employee of Investors Financial shall be required to participate in such program.  Investors Financial shall adopt and implement such program within 30 days of State Street’s delivery to Investors Financial in writing of the terms and conditions of such program.

(e)           The parties agree to the additional matters set forth on Section 6.6(e) of the Investors Financial Disclosure Schedule.

(f)            Without limiting the generality of the final sentence of Section 9.10, nothing in this Section 6.6, express or implied, is intended to or shall confer upon any other person, including without limitation any Covered Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no provision of this Section 6.6 shall constitute an amendment of any Investors Financial Benefit Plan.

6.7           Indemnification; Directors’ and Officers’ Insurance.  (a)  In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Investors Financial or any of its Subsidiaries or who is or was serving at the request of Investors Financial or any of its Subsidiaries as a director or officer of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of Investors Financial or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto.  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in the respective certificates or articles of organization or by-laws (or comparable organizational documents) of each party and/or its respective Subsidiaries, and any existing indemnification agreements, including those set forth in Section 6.7 of the Investors Financial Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time, except for those set forth in certificates or articles of organization or bylaws (or comparable organizational documents), which shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or by-laws of the Surviving Corporation.

(b)           From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses (including fees and expenses of counsel), fines, penalties, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Investors Financial or any Subsidiary of Investors Financial, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of State Street pursuant to Section 6.8 hereof.

(c)           State Street shall cause the individuals serving as officers and directors of Investors Financial or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Investors Financial (provided that State Street may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall State Street be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by Investors Financial (which current amount is set forth in Section 6.7 of the Investors Financial Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if State Street is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, State Street shall obtain as much comparable insurance as is available for the Insurance Amount.

(d)           The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8           Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of State Street, on the one hand, and a Subsidiary of Investors Financial, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at State Street’s sole expense, take all such necessary action as may be reasonably requested by State Street.

6.9           Advice of Changes.  Each of State Street and Investors Financial shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.10         Exemption from Liability Under Section 16(b).  Prior to the Effective Time, State Street and Investors Financial shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Investors Financial Common Stock or conversion of any derivative securities in respect of such shares of Investors Financial Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11         No Solicitation.  (a)  None of Investors Financial, its Subsidiaries or any or its or their officers, directors or employees shall, directly or indirectly, and they shall cause any investment banker, financial advisor, attorney, accountant or other representative or agent not to, directly or indirectly, (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Investors Financial or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Proposal or Alternative Transaction, (iii) approve or enter into any agreement regarding any Alternative Proposal or Alternative Transaction or (iv) approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal or Alternative Transaction.  Notwithstanding the foregoing, the Board of Directors of Investors Financial shall be permitted, prior to the meeting of Investors Financial stockholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.11 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to Investors Financial than, those contained in the Confidentiality Agreement (it being understood that the standstill provision contained therein may permit such person to convey confidentially an Alternative Proposal to the Investors Financial board of directors under circumstances in which Investors Financial is permitted to discuss an Alternative Proposal hereunder), consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by Investors Financial that is reasonably likely to result in a Superior Proposal, if and only to the extent that the Board of Directors of Investors Financial reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties.  Investors Financial shall promptly provide to State Street any non-public information that is provided to the person making such Alternative Proposal or its representatives which was not previously provided to State Street.

As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) (other than State Street or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Investors Financial Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from Investors Financial or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Investors Financial (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) (other than State Street or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Investors Financial and securities of the entity surviving any merger or business combination including any of Investors Financial’s Subsidiaries) of Investors Financial, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of Investors Financial and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Investors Financial or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Investors Financial Common Stock immediately prior to such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Investors Financial Common Stock immediately prior to the consummation thereof.

“Superior Proposal” means any written offer made by a third party that did not result from a breach of Section 6.11 and that the board of directors of Investors Financial reasonably determines to be bona fide for a transaction that, if consummated, would result in such third party (or in the case of a direct merger between such third party and Investors Financial, the shareholders of such third party) acquiring, directly or indirectly, a majority of the voting power of Investors Financial Common Stock (or, in the case of a direct merger, common stock of the resulting company) or all or substantially all of the consolidated assets of Investors Financial and the Investors Financial Subsidiaries for consideration consisting of cash and/or securities payable to holders of shares of Investors Financial Common Stock (i) which is on terms that the board of directors of Investors Financial determines, in good faith after consultation with its outside legal counsel and financial advisors, to be superior from a financial point of view to the holders of Investors Financial Common Stock than the Merger, taking into account all the terms and conditions of such offer and this Agreement (including any offer by State Street to amend the terms of the Merger) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such Alternative Transaction.

(b)           Investors Financial shall notify State Street promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Investors Financial or any of its Subsidiaries or for access to the properties, books or records of Investors Financial or any Subsidiary by any Person or entity that informs the Board of Directors of Investors Financial or any Subsidiary that it is considering making, or has made, an Alternative Proposal.  Such notice to State Street shall be made orally and in writing, and shall indicate the identity of the Person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of Investors Financial or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal.  Investors Financial shall keep State Street fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request.  Investors Financial shall also promptly, and in any event within 24 hours, notify State Street, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.11(a).

(c)            Investors Financial and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than State Street) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all persons (other than State Street) who have been furnished confidential information regarding Investors Financial in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months prior to the date of this Agreement to return or destroy such information.  Investors Financial agrees not to, and to cause its Subsidiaries not to, release any third party from, waive the benefits of, agree to modify in any manner, or consent to any matter with respect to which consent is required under, the confidentiality and standstill provisions of any agreement to which Investors Financial or its

Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any release, waiver, modification or consent that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal.  Neither Investors Financial nor the Board of Directors of Investors Financial shall approve or take any action to render inapplicable to any Alternative Proposal or Alternative Transaction any relevant provisions of the DGCL or any similar Takeover Statutes.

(d)           Investors Financial shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Investors Financial or its Subsidiaries are aware of the restrictions described in this Section 6.11 as reasonably necessary to avoid violations thereof.  It is understood that any violation of the restrictions set forth in this Section 6.11 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Investors Financial or its Subsidiaries, at the direction or with the consent of Investors Financial or its Subsidiaries, shall be deemed to be a breach of this Section 6.11 by Investors Financial.

(e)           Nothing contained in this Section 6.11 shall prohibit Investors Financial or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

6.12         Dividends.  After the date of this Agreement, each of State Street and Investors Financial shall coordinate with the other the declaration of any dividends in respect of State Street Common Stock and Investors Financial Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Investors Financial Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Investors Financial Common Stock and any shares of State Street Common Stock any such holder receives in exchange therefor in the Merger.

6.13.        Transfer Taxes.  All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by State Street, and Investors Financial shall cooperate with State Street in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

6.14         Tax Treatment.  The parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  Each party and its affiliates shall use reasonable best efforts to cause the Merger to so qualify.  Investors Financial shall use reasonable best efforts to obtain the opinion of Wachtell, Lipton, Rosen & Katz or another nationally recognized counsel, and State Street shall use reasonable best efforts to obtain the opinion of Cravath, Swaine & Moore LLP or another nationally recognized counsel, in each case, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  For purposes of the tax opinions described in Section 7.2(c) and Section 7.3(c), each of State Street and Investors Financial shall, to the extent they are able, provide customary representation letters to Wachtell, Lipton, Rosen & Katz, Cravath, Swaine & Moore LLP or, if applicable, another nationally recognized counsel, dated on or about the date that is two business days prior to the date the Proxy Statement is mailed to the stockholders of Investors Financial, and such letters shall be reissued as of the Closing Date.

6.15         Dividend Reinvestment Plan.  Promptly after the date of this Agreement (but in any event prior to the declaration date in respect of the first dividend payment to be made by Investors Financial after the Effective Time), Investors Financial shall terminate its dividend reinvestment plan.

ARTICLE VII

CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been adopted by the requisite affirmative vote of the holders of Investors Financial Common Stock entitled to vote thereon.

(b)           NYSE Listing.  The shares of State Street Common Stock to be issued to the holders of Investors Financial Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)           Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)           Requisite Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.  “Requisite Regulatory Approvals” shall mean the approvals of (i) the Federal Reserve Board, (ii) the Massachusetts Board of Bank Incorporation, (iii) the Massachusetts Commissioner of Banks and (iv) all other consents, approvals, licenses, permits, orders or authorizations of, or filings, registrations or declarations with, or notice to, any Governmental Entity which, if not obtained, would result in a Material Adverse Effect on State Street (measured relative to Investors Financial and the Investors Financial Subsidiaries, taken as a whole).

(e)           No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2           Conditions to Obligations of State Street.  The obligation of State Street to effect the Merger is also subject to the satisfaction, or waiver by State Street, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  Subject to the standard set forth in Section 9.2, the representations and warranties of Investors Financial set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and State Street shall have received a certificate signed on behalf of Investors Financial by the Chief Executive Officer or the Chief Financial Officer of Investors Financial to the foregoing effect.

(b)           Performance of Obligations of Investors Financial.  Investors Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and State Street shall have received a certificate signed on behalf of Investors Financial by the Chief Executive Officer or the Chief Financial Officer of Investors Financial to such effect.

(c)           Federal Tax Opinion.  State Street shall have received the opinion of its counsel, Cravath, Swaine & Moore LLP, or any other nationally recognized counsel, in form and substance reasonably satisfactory to State Street, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Investors Financial and State Street.

7.3           Conditions to Obligations of Investors Financial.  The obligation of Investors Financial to effect the Merger is also subject to the satisfaction or waiver by Investors Financial at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  Subject to the standard set forth in Section 9.2, the representations and warranties of State Street set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Investors Financial shall have received a certificate signed on behalf of State Street by the Chief Executive Officer or the Chief Financial Officer of State Street to the foregoing effect.

(b)           Performance of Obligations of State Street.  State Street shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Investors Financial shall have received a certificate signed on behalf of State Street by the Chief Executive Officer or the Chief Financial Officer of State Street to such effect.

(c)           Federal Tax Opinion.  Investors Financial shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, or any other nationally recognized counsel, in form and substance reasonably satisfactory to Investors Financial, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Investors Financial and State Street.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Investors Financial or State Street:

(a)           by mutual consent of Investors Financial and State Street in a written instrument authorized by the boards of directors of Investors Financial and State Street;

(b)           by either Investors Financial or State Street, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied such Requisite Regulatory Approval and such denial has become final and nonappealable or any Governmental Entity is of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c)           by either Investors Financial or State Street, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)           by either State Street or Investors Financial (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Investors Financial, in the case of a termination by State Street, or State Street, in the case of a termination by Investors Financial, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)           by State Street, if the Board of Directors of Investors Financial shall have (i) failed to recommend in the Proxy Statement the approval and adoption of this Agreement, (ii) in a manner adverse to State Street, (x) withdrawn, modified, qualified or conditioned, the recommendation by such Board of Directors of this Agreement and/or the Merger to Investors Financial’s stockholders, or publicly proposed to do so, or (y) approved or recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof or (iii) intentionally breached its obligations under Section 6.3 or 6.11 in any material respect; or

(f)                                    by either State Street or Investors Financial, if the stockholders of Investors Financial fail to adopt this Agreement at the special meeting of Investors Financial stockholders called for the purpose of obtaining the requisite stockholder approval required in connection with the Merger or at any adjournment or postponement thereof.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2                                 Effect of Termination.  In the event of termination of this Agreement by either Investors Financial or State Street as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Investors Financial, State Street, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 3.7, 4.7, 6.2(b), 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) neither Investors Financial nor State Street shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3                                 Fees and Expenses.  Except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Investors Financial and State Street, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4                                 Termination Fee.  (a)  In the event that (i) a Pre-Termination Takeover Proposal Event (as hereinafter defined) shall have occurred after the date of this Agreement and thereafter this Agreement is terminated by either State Street or Investors Financial pursuant to Section 8.1(c) or 8.1(f), and (ii) prior to the date that is twelve (12) months after the date of such termination Investors Financial consummates or enters into a definitive agreement with respect to an Alternative Transaction, Investors Financial shall, on the earlier of the date of such entry into a definitive agreement with respect to, or consummation of, an Alternative Transaction, pay State Street a fee equal to $165,000,000 by wire transfer of same day funds.

(b)                             In the event that this Agreement is terminated by State Street pursuant to Section 8.1(e), then Investors Financial shall pay State Street a fee equal to $165,000,000 by wire transfer of same day funds within two business days of the date of termination.

(c)                              For purposes of this Section 8.4, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, a bona fide Alternative Proposal shall have been made known to Investors Financial or any of its Subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Alternative Proposal (the term Alternative Transaction, as used in the definition of Alternative Proposal for purposes of this Section 8.4, and as used in this Section 8.4, shall have the same meaning set forth in Section 6.11 except that the references to “more than 25%” and “at least 75%” shall be deemed to be references to “50% or more” and “a majority,” respectively);

(d)                             Notwithstanding anything to the contrary herein, the maximum aggregate amount of fees payable under this Section 8.4 shall be $165,000,000.

(e)                              Investors Financial acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, State Street would not enter into this Agreement; accordingly, if Investors Financial fails promptly to pay the amount due pursuant to this Section 8.4, and, in order to obtain such payment, State Street commences a suit which results in a judgment against Investors Financial for the fee set forth in this Section 8.4, Investors Financial shall pay to State Street its costs and expenses (including attorneys’ fees and expenses) in connection with such suit.

8.5                                 Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Investors Financial; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Investors Financial, there may not be, without further approval of such stockholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Investors Financial Common Stock, alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of Investors Financial, in each case other than as contemplated by this Agreement, or (c) requires any further stockholder approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.6                                 Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1                                  Closing.  On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2                                  Standard.  No representation or warranty of Investors Financial contained in Article III or of State Street contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Investors Financial, or Article IV, in the case of State Street, has had or would be reasonably likely to have a Material Adverse Effect with respect to Investors Financial or State Street, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties).  Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Sections 3.2, 3.7 and 3.22, in the case of Investors Financial, and Section 4.7, in the case of State Street, shall be deemed untrue and incorrect if not true and correct in all material respects and (y) Section 3.8(a), in the case of Investors Financial, and Section 4.8(a), in the case of State Street, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3                                 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4                                 Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                              if to State Street, to:

State Street Corporation
State Street Financial Center
One Lincoln Street
Boston, Massachusetts 02111

Attention:	General Counsel
Facsimile No.: (617) 664-4747

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue

New York, New York 10019

Attention:	B. Robbins Kiessling
Sarkis Jebejian
Facsimile: (212) 474-3700

and

(b)                                 if to Investors Financial, to:

Investors Financial Services Corp.
200 Clarendon Street
Boston, Massachusetts

Attention:	John E. Henry
Facsimile: (617) 351-4282

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street, New York, New York 10019
Attention:	Craig M. Wasserman
Nicholas G. Demmo
Facsimile:	(212) 403-2000

9.5                                 Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to a Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The Investors Financial Disclosure Schedule and the State Street Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.6                                 Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7                                 Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8                                 Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles, except to the extent that the DGCL or the MBCA applies. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in New York, New York (or, to the extent that subject matter or personal jurisdiction does not exist in any such federal court, then in any New York state court located in New York County). Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Each party agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than any New York state court located in New York County or any Federal court located in New York, New York.  Each party waives any right to trial by jury with respect to any action related to this Agreement or the transactions contemplated hereby.

9.9                                 Publicity.  Neither Investors Financial nor State Street shall, and neither Investors Financial nor State Street shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of State Street, in the case of a proposed announcement or statement by Investors Financial, or Investors Financial, in the case of a proposed announcement or statement by State Street; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq or the NYSE, as applicable.

9.10                           Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, and, solely if specific performance is sought by Investors Financial but is not legally available as a remedy, except for the ability of Investors Financial to bring any action, permitted under clause (ii) of Section 8.2, on behalf of its stockholders, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

9.11                           Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger and State Street’s obligation to pay the aggregate Merger Consideration and amounts payable in respect of Investors Financial Options and other equity-based awards pursuant to the Merger, subject in each case to the terms and conditions of this Agreement) in any federal court located in the State of New York  (or, to the extent that subject matter or personal jurisdiction does not exist in any such federal court, then in any New York state court located in New York County), in addition to any other remedy to which they are entitled at law or in equity.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, State Street Corporation and Investors Financial Services Corp. have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

STATE STREET CORPORATION,

By:
Name:
Title:

INVESTORS FINANCIAL SERVICES CORP.,

By:
Name:
Title:

Signature Page to Agreement and Planof Merger